Exhibit 10.1

Third Amendment to the

ArcBest Corporation

Executive Officer Incentive Compensation Plan

THIS THIRD AMENDMENT (the “Third Amendment”) to the ArcBest Corporation Executive Officer Annual Incentive Compensation Plan, as amended from time to time and renamed the ArcBest Corporation Executive Officer Incentive Compensation Plan pursuant to this Third Amendment (the “Plan”), is effective April 26, 2016 (the “Effective Date”), and is made by ArcBest Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant annual cash awards to executive officers of the Company and its subsidiaries, based on the achievement of pre-established performance goals;

WHEREAS, the Plan allows for certain items to be excluded from the calculation of the performance goals thereunder if such exclusions are established at the time the performance goals are established;

WHEREAS, one of the items that may be excluded from the performance goal calculation is an extraordinary, unusual or nonrecurring expense, which is currently defined by reference to a section of the accounting literature that is no longer applicable;

WHEREAS, the compensation committee (the “Committee”) of the board of directors (the “Board”) of the Company and the Board wish to retain the flexibility to exclude extraordinary, unusual or nonrecurring expense from the calculation of the performance goals under the Plan and, as such, have determined that it is desirable to amend the Plan, effective as of the Effective Date and subject to the approval of the Company’s stockholders, to modify the method of identifying an extraordinary, unusual or nonrecurring item under the Plan;

WHEREAS the Committee and the Board wish to have the flexibility to grant cash incentive awards under the Plan with multi-year performance periods;

WHEREAS, the Committee has determined that it is desirable to submit for approval to the stockholders of the Company, at the Company’s 2016 Annual Meeting of Stockholders, the material terms of the Plan, including the employees eligible to participate therein, the maximum compensation payable under the Plan and the business criteria that may be used for setting performance goals under the Plan, for purposes of satisfying the “performance-based compensation” exemption under section 162(m) of the IRC of 1986, as amended (the “Code”), which requires the material terms of the Plan to be disclosed to and approved by the Company’s stockholders in connection with a material amendment to the Plan; and

WHEREAS, Section 11 of the Plan provides that the Board or the Committee may amend the Plan from time to time under certain circumstances, subject to approval by the Company’s stockholders in the case of certain material amendments pursuant to section 162(m) of the Code.

               NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.Section 2.15 of the Plan shall be deleted in its entirety and replaced with the following:

2.15  “PERFORMANCE PERIOD” a performance period of up to ten years, as specified by the Committee.

2.All references to “Plan Year” in the Plan shall be deleted and replaced with references to “Performance Period.”

3.The second paragraph of Section 5.1 of the Plan shall be deleted in its entirety and replaced with the following:

In establishing a performance goal, the Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (i) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (ii) any discretionary or matching contributions made to the savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (iii) asset write-downs; (iv) litigation, claims, judgments or settlements; (v) the effect of changes in tax law or other such laws or regulations affecting reported results; (vi) accruals for reorganization and restructuring programs; (vii) any extraordinary, unusual or nonrecurring items as determined by the Committee in its discretion, provided such item is described, at the time the performance goal is established, in a manner that is objectively determinable; (viii) any changes in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Financial Accounting Standards Board (“FASB”) Statement 154, as amended or superseded; (ix) any loss from a discontinued operation as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as FASB Statement 144, as amended or superseded; (x) goodwill impairment charges; (xi) operating results for any business acquired during the Performance Period; (xii) third party expenses associated with any acquisition by the Company or any Subsidiary; and (xiii) settlement accounting charges incurred that relate to qualified defined benefit pension plans.

4.Section 5.4 of the Plan shall be deleted in its entirety and replaced with the following:

5.4FINAL AWARD LIMIT. The Committee may establish guidelines governing the maximum Final Award that may be earned by Executive Officers (either in the aggregate, by Employee class, or among individual Executive Officers) in each Performance Period. The guidelines may be expressed as a percentage of companywide goals of financial measures, or such other measures as the Committee shall from time to time determine; provided, however, that the maximum payout with respect to a Final Award payable to any one Executive Officer in connection with performance in any one Performance Period shall not exceed $3,000,000 times the number of years in the Performance Period.

5.Section 10 of the Plan and all references thereto shall be deleted entirety from the Plan and the section numbering of all subsequent sections and all references to those sections, shall be adjusted accordingly, such that (i) Section 11 of the Plan shall now be Section 10 of the Plan and all prior references to Section 11 of the Plan shall be changed to references to Section 10 of the Plan and (ii) Section 12 of the Plan shall now be Section 11 of the Plan and all prior references to Section 12 of the Plan shall be changed to references to Section 11 of the Plan.

6.The name of the Plan shall be changed from the “ArcBest Corporation Executive Officer Annual Incentive Compensation Plan” to the “ArcBest Corporation Executive Officer Incentive Compensation Plan” and any references in the Plan to the “ArcBest Corporation Executive Officer Annual Incentive Compensation Plan” shall be deleted and replaced with references to the “ArcBest Corporation Executive Officer Incentive Compensation Plan.”